Exhibit 3.1

ARTICLES OF AMENDMENT

OF

BRE PROPERTIES, INC.

BRE PROPERTIES, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Charter of the Corporation (the “Charter”) is hereby amended by deleting existing Section (a) of Article V in its entirety and substituting in lieu thereof a new Section (a) to read as follows:

“(a) Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than three directors nor more than 15 directors, the exact number of directors to be determined from time to time in the manner specified in the Bylaws, as the same may be amended from time to time. As used herein, the term “annual meeting following the end of a certain fiscal year”, and any substantially similar term, shall mean the annual meeting following the end of that accounting year, whether the accounting year is a calendar year or a fiscal year. In the event of any change in the accounting year, the term shall refer to the next annual meeting following the completion of a full accounting year. At each annual meeting of stockholders beginning with the annual meeting following the end of fiscal year 2003, directors shall be elected by plurality vote for a term expiring at the next annual meeting of stockholders and until their successors shall have been duly elected and qualified; provided, however, that the term of office of any director previously elected for a term (excluding any period in which such director is holding over in office) extending beyond any such annual meeting will not be affected, and such director shall serve until the annual meeting of stockholders at which the term for which he or she was previously elected shall expire and until his or her successor is duly elected and shall qualify, or until his or her earlier resignation, death or removal. Subject to the rights of the holders of any series of preferred stock of the Corporation then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the remaining directors then in office though less than a quorum, and each director so chosen shall serve until the next annual meeting of stockholders and until his successor is elected and qualifies. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned Vice Chairman and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice Chairman and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice Chairman and Chief Executive Officer and attested to on its behalf by its Secretary on this 20th day of May, 2004.

ATTEST:			BRE PROPERTIES, INC.

	/s/ Edward F. Lange, Jr.	By:	/s/ Frank C. McDowell	(SEAL)
Name:	Edward F. Lange, Jr.	Name:	Frank C. McDowell
Title:	Secretary	Title:	Vice Chairman and Chief Executive Officer

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